As filed with the Securities and Exchange Commission on April 1, 2015

Registration No. 333-118552

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOURNAL COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Wisconsin	20-0020198
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

333 West State Street

Milwaukee, Wisconsin 53203
(Address, including zip code, of principal executive offices)

Steven J. Smith
Chairman and Chief Executive Officer
Journal Communications, Inc.

333 West State Street

Milwaukee, Wisconsin 53203
(414) 224-2728

(Name, address and telephone number of agent for
service)

Copy to: Benjamin F. Garmer, III Russell E. Ryba Foley& Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION

Pursuant to this Registration Statement on Form S-3 (the “Registration Statement”), Journal Communications, Inc. (the “Company”) registered shares of its class B common stock, $0.01 par value per share (the “Common Stock”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

On March 11, 2015, the Company’s shareholders approved the transactions contemplated by the Master Transaction Agreement (the “Master Agreement”), dated as of July 30, 2014, by and among The E. W. Scripps Company, Scripps Media, Inc., Desk Spinco, Inc., Scripps NP Operating, LLC (f/k/a Desk NP Operating, LLC), Desk NP Merger Co., Desk BC Merger, LLC, the Company, Boat Spinco, Inc., Boat NP Merger Co. and Journal Media Group, Inc. (f/k/a Boat NP Newco, Inc.).  At 12:01 a.m., Central Time, on April 1, 2015 (the “Effective Time”), the articles of merger contemplated by the Master Agreement became effective with the Wisconsin Department of Financial Institutions and the Company was merged with and into Desk BC Merger, LLC, whereby the Company became a wholly-owned subsidiary of The E. W. Scripps Company (the “Merger”). Each share of the Company’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became the right to receive 0.5176 class A common shares, $0.01 par value, of The E. W. Scripps Company.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its common stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 31st day of March, 2015.

JOURNAL COMMUNICATIONS, INC.

By:	/s/ Steven J. Smith
Steven J. Smith
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Steven J. Smith and Jason R. Graham, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on March 31, 2015.

Name	Capacity

/s/ Steven J. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Steven J. Smith

/s/ Jason R. Graham	Senior Vice President of Finance and Chief Financial Officer (Principal Financial Officer)
Jason R. Graham

/s/ Marty V. Ozolins	Vice President and Corporate Controller (Principal Accounting Officer)
Marty V. Ozolins

/s/ Dean H. Blythe	Director
Dean H. Blythe

/s/ David J. Drury	Director
David J. Drury

/s/ Jonathan Newcomb	Director
Jonathan Newcomb

/s/ Mary Ellen Stanek	Director
Mary Ellen Stanek

/s/ Owen J. Sullivan	Director
Owen J. Sullivan

S-1

Name	Capacity

/s/ Jeanette Tully	Director
Jeanette Tully

S-2